Exhibit 23.1




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



 We have issued our report dated August 17, 2001, except for Note E as to which the date is September 26, 2001 and for Note B as to which the date is August 6, 2002, accompanying the consolidated financial statements and schedule of uniView Technologies Corporation and Subsidiaries included in the Annual Report on Form 10-K for the year ended June 30, 2001, including the amendments filed on March 26, 2002, July 12, 2002 and August 6, 2002, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


 /s/ Grant Thornton LLP

 GRANT THORNTON LLP

 Dallas, Texas
 August 6, 2002